Exhibit 99.2

Poniard Pharmaceuticals Receives FDA Fast Track Designation for Picoplatin for Treatment of Small Cell Lung Cancer

Phase 2 Median Overall Survival Confirmed and Extended at the 12th World Conference on Lung Cancer in Seoul

South San Francisco, Calif. (September 5, 2007) – Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on oncology, today announced that it has been granted fast track designation by the U.S. Food and Drug Administration (FDA) for its lead product candidate, picoplatin, for the second-line treatment of refractory or resistant small cell lung cancer (SCLC). Picoplatin is currently being studied in the pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial in SCLC, which is evaluating overall survival as the primary endpoint and is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Yesterday, Poniard presented updated data from its Phase 2 SCLC trial at the 12th World Conference on Lung Cancer in Seoul, which confirmed and extended a median overall survival of 27 weeks (based on an analysis of 63 patients), which compares favorably to a median survival of approximately 17 to 22 weeks for patients who receive other second-line chemotherapy according to the 2007 National Comprehensive Cancer Network practice guidelines.

“Our receipt of fast track designation is the result of our ongoing communications with the FDA, and has the potential to accelerate the development of picoplatin for the treatment of small cell lung cancer, a difficult-to-treat disease, and a patient population with very limited treatment options,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard. “We are focused on executing our ongoing Phase 3 SPEAR trial to facilitate the expeditious filing of a New Drug Application and obtaining the approvals required to make picoplatin available to this severely underserved patient population.”

About Fast Track Designation

The fast track programs of the FDA are designed to facilitate the development and expedite the review of drugs and biologics that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Fast track designation enables the product candidate to become approved and reach the market expeditiously. This may include priority review (i.e., six-month versus the standard ten-month review) and the option to submit a New Drug Application on a rolling basis, enabling FDA to begin reviewing sections of the application before receiving the complete application. According to the FDA, picoplatin is eligible for Fast Track designation due to the unmet medical need —with no approved therapy for refractory disease, responses seen in two Phase 2 studies, and Poniard’s randomized, controlled Phase 3 trial of picoplatin and best supportive care (BSC) versus BSC alone.

About Picoplatin

Picoplatin is a new generation platinum chemotherapy agent. It was designed to overcome platinum resistance and to prolong the time to relapse after chemotherapy in the treatment of solid tumors, and to have an improved safety profile compared with existing platinum-based chemotherapeutics. Poniard received orphan drug designation from the FDA in November 2005 for picoplatin for the treatment of SCLC.

In addition to the SPEAR trial of intravenous picoplatin in SCLC, Poniard is also evaluating intravenous picoplatin in an ongoing Phase 1 clinical trial as a first-line treatment for metastatic colorectal cancer and in an ongoing Phase 2 trial in combination with docetaxel (Taxotere(R)) and prednisone in patients with metastatic hormone-refractory prostate cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors.

About Small Cell Lung Cancer

SCLC is the most aggressive and deadly form of lung cancer and accounts for approximately 20 percent of all lung cancer cases. The current two-year survival rate for patients with extensive SCLC is less than 10 percent with current management options. The estimated incidence of lung cancer in the United States in 2006 was 174,500, according to the National Cancer Institute. The estimated incidence in Europe in 2006 was 386,300, according to the International Agency for Research on Cancer.

SCLC is currently treated with platinum therapies, but many patients do not respond, and if they do respond, they typically relapse within a short time after treatment. There is currently no FDA-approved therapy and no consistent and effective therapy for SCLC patients who have platinum-resistant or -refractory disease after treatment failure with first-line combination therapy with either cisplatin or carboplatin. No new drugs have been approved by the FDA for the treatment of platinum-resistant or -refractory SCLC in nearly a decade.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile. Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors. Intravenous picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancer, and oral picoplatin is in a clinical trial in solid tumors. As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and the efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and most current Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

# # #